[QLT INC. LETTERHEAD]

     QLT Inc.        887 Great Northern Way            t 604.707.7000
                     Vancouver, BC Canada V5T 4T5      f 604.707.7001
                                                       www.qltinc.com

news release

           QLT ANNOUNCES VISUDYNE(R) SALES FOR SECOND QUARTER OF 2003

FOR IMMEDIATE RELEASE                                              JULY 21, 2003

VANCOUVER, CANADA--QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that its alliance partner, Novartis, announced global Visudyne(R) (verteporfin) sales of approximately US$89.2 million for the quarter ended June 30, 2003. This represents an increase of 25% over sales in the second quarter of 2002.

QLT will release its full financial results on Wednesday, July 23, 2003, at 7:30 a.m. EDT.

QLT Inc. is a global pharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat cancer, eye diseases and niche areas for which treatments can be marketed by a specialty sales force. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne(R) therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com

QLT Inc. will hold an analyst and institutional investor conference call to discuss second quarter results on Wednesday, July 23rd at 8:30 a.m. EDT (5:30 a.m. PST). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at
(416) 695-5800, access code 1455430.

                                      -30-

QLT Inc.:
Vancouver, Canada
Therese Hayes / Tamara Hicks
Telephone: (604) 707-7000  Fax: (604) 707-7001


Visudyne(R) is a registered trademark of Novartis AG

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

The financial results for Visudyne(R) sales in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly or annual financial results. Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results express or implied by such statements are described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.


                                                                     Page 2 of 2